EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-233875, 333-264138 and 333-268999) and Form S-8 (Nos. 333-222660 and 333-256685) of Nine Energy Service, Inc. of our report dated March 7, 2023 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 7, 2023